EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Amendment No. 1 to the Registration Statement (Form S-3) and related Prospectus of Healthaxis Inc. for the registration of 2,277,777 shares of its common stock and to the incorporation by reference therein of our report dated March 8, 2006, with respect to the consolidated financial statements of Healthaxis Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission.

/s/ McGladrey & Pullen LLP

Dallas, Texas
June 28, 2006